UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Blucora, inc.
(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA ALTERNATIVES LLC

ANCORA ADVISORS, LLC

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS LLC

ANCORA HOLDINGS INC.

FREDERICK D. DISANTO

CINDY SCHULZE FLYNN

ROBERT D. MACKINLAY

KIMBERLY SMITH SPACEK

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Blucora, Inc., a Delaware corporation (the “Company”).

Item 1: On April 5, 2021, Ancora issued the following press release:

Ancora Issues Letter to Blucora Stockholders to Address the Board’s Attack-Filled, Misleading Presentation

Encourages Stockholders to Focus on the Board’s Actions and Track Record Rather than the Spin and Revisionist History Shared in Blucora’s March 31 Presentation

Highlights that Blucora is Asking Stockholders to Continue Betting on the Same Failed Strategy Without Providing Concrete Synergy Targets or Key Performance Indicators for the Future

Reinforces that Chief Executive Officer Chris Walters is Not a “New Leader,” but Rather the Company’s Longest-Tenured Director and an Architect of its Six-Year-Old Strategy

Reiterates that Ancora’s Four Director Candidates Would Complement the Remaining Incumbents and Work Collegially in the Boardroom to Build a Better, Stronger Blucora

Urges Stockholders to Vote on the WHITE Proxy Card to Elect Our Diverse Slate of Wealth Management and Tax Services Experts

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings, Inc. (together with its affiliates, “Ancora”), which collectively with the other participants in its solicitation beneficially owns approximately 3.4% of the outstanding common stock of Blucora, Inc. (NASDAQ: BCOR) (“Blucora” or the “Company”), today issued the below letter to stockholders in response to the presentation issued by the Company on March 31, 2021.

As a reminder, Ancora is seeking to elect Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek to Blucora’s ten-member Board of Directors at the Company’s Annual Meeting of Stockholders on April 21, 2021. Ancora urges Blucora’s stockholders to visit www.ABetterBlucora.com to obtain important information, including instructions for how to vote on the WHITE Proxy Card.

***

April 5, 2021

Fellow Stockholders,

Ancora Holdings, Inc. (together with its affiliates, “Ancora”) has carefully reviewed the presentation issued by Blucora, Inc. (“Blucora” or the “Company”) and its Board of Directors (the “Board”) on March 31st. As we assessed the 105-page document that was riddled with inaccurate, personal attacks against Ancora and its nominees, we tried instead to focus on the substantive matters at hand:

•	The Board’s governance actions and policies;

•	The Board’s preferred strategy;

•	The Board’s personnel decisions;

•	The Board’s refreshment efforts, and;

•	The Board’s engagement with stockholders.

Unfortunately, we cannot see how any investor could give the incumbents passing grades in these areas based on Blucora’s dozens of pages of spin and revisionist history. After beginning the presentation by belittling our 3.4% equity position despite the Board’s own meager stockholdings and miscasting our director candidates, the Company proceeded to matter-of-factly tell stockholders that the Board had a “four-day strategy session” in late 2019 that led to a “refined strategy” still dependent upon unarticulated synergies between Avantax and TaxAct. The Company subsequently cited the COVID-19 pandemic as an excuse on the one hand while touting a cherry-picked set of six-month and one-year return metrics as evidence of progress on the other hand.

Simply put, stockholders should not be misled by the incumbents’ attempts to mask Blucora’s suspect governance practices and conveniently recast their same synergy-focused strategy as new. The reality is that the four underqualified directors that we are seeking to replace bear significant responsibility for the anti-stockholder actions and value-destructive decisions detailed throughout this letter. Georganne Proctor is Chair of the Board and a director since 2017, Steven Aldrich is Chair of the Nominating and Governance Committee and a director since 2017, Mary Zappone is Chair of the Audit Committee and a director since 2017, and John MacIlwaine is a director since 2018. While Blucora will likely claim that replacing these directors would destabilize the Board’s leadership, we believe it would only strengthen the Board to remove individuals who have presided over:

X	Poor Shareholder Engagement – No independent director would meet with Ancora until March 27, 2021 and no meaningful effort was made by this Board to avoid this contest.

X	Poor Executive Compensation Decisions – The Board paid Chief Executive Officer Chris Walters more than $8 million in 2020 despite his insufficient public company experience and lack of industry expertise. The Board subsequently granted Mr. Walters and other executives large equity awards during the depths of the pandemic without requiring them to ever adjust their base salaries.

X	Poor Succession Planning – The Board thought it was in stockholders’ best interests to appoint the Company’s longest serving director as Chief Executive Officer without running a credible, well-communicated search process to bring in a proven wealth management or tax services leader.

X	Poor Board Refreshment – The Board’s self-directed refresh has led to a boardroom that lacks both ownership perspectives and relevant wealth management sector experience, particularly as it relates to the mass market and middle market opportunities that drive the majority of Avantax’s revenue.

X	Poor Strategic Planning – The Company’s six-year-old strategy has led to dramatic underperformance versus peers and negative returns over multiple horizons. Even after devoting significant resources to a 105-page presentation, the Board has failed to provide stockholders with concrete synergy targets for Avantax and TaxAct. This is almost as alarming as the Board trying to take credit for changes to TaxAct that were publicly proposed by the prior management team.

We urge all stockholders to just focus on the facts – not Blucora’s diversions or sideshows – as they determine which slate is more likely to help the Company derive enhanced value from its wealth management and tax services assets. We firmly believe that an impartial review of the facts pertaining to Blucora and this election contest will yield two conclusions:

1.	Change is needed in the Company’s boardroom to prevent the impairment of long-term value and ignite a lasting turnaround; and

2.	Ancora’s four director candidates, who collectively possess sorely-needed wealth and tax expertise, are the right change agents.

As noted, we contend it will immediately strengthen Blucora and its Board if Frederick D. DiSanto, Cindy Schulze Flynn, Robert D. MacKinlay and Kimberly Smith Spacek are elected at the 2021 Annual Meeting of Stockholders.

Reality: The Board has Refused to Engage in Good Faith and Uphold the Tenets of Sound Corporate Governance

Since Ancora’s initial outreach last year, Blucora has not engaged with us in an honest and open manner. When we privately conveyed legitimate concerns about the lack of relevant wealth management experience on the Board, the Company rushed to add a new director with no financial services background. The Company did not make a sincere attempt to avert an election contest and settle with us this past winter, opting instead to accuse Ancora of being a competitor even though we offer different products to a different clientele through different marketing channels. We would have explained these facts to the Board months ago, but no independent member of the Board would speak to us until 9 days ago.

It is important to underscore that this Board has overseen alarmingly poor corporate governance. The Company amended its Bylaws in June 2020 to make nominating directors prohibitively expensive and to require unreasonable information that could potentially be misused in a contested election. The amended Bylaws required all stockholder-nominated director candidates to consent to being named on the Company’s proxy card. The Company did this despite knowing that a stockholder nominating its own director candidates would seek to use its own proxy statement to solicit the election of its candidates. When Ancora offered to provide such consents if Blucora agreed to deliver us consents from its candidates to be named with ours on a universal proxy card, the Company refused. We were then forced to sue Blucora just to ensure our nomination would not be invalidated for failing to provide such consents.

The Bylaws also empowered the Board to send us approximately a dozen letters requiring largely irrelevant information to be delivered within a strict five business day deadline and to update all information set forth in our nomination notice or nominee questionnaires, regardless of materiality, within a strict two business day deadline. The failure to comply with such deadlines could empower the Company to invalidate our nomination completely.

When Blucora’s Chairwoman finally engaged with us for the first time on March 27th, she did not come prepared with any proposal that could end the current election contest. When we repeated our winter offer to settle for just two seats and the formation of a strategic review committee, we had to wait another four days for the Board to once again reject this proposal and merely offer to add – rather than replace – one director to be selected mutually from a pool of candidates. This Board does not need to increase to 11 directors and continue to include individuals who have seemingly sanctioned this type of poor governance.

Reality: The Board has Presided Over Unjustifiable Compensation Decisions

It is troubling that the Board awarded equity grants to several executives in May 2020, when the pandemic was raging and Blucora’s stock was trading near a multi-year low at approximately $12. The Company contends that its “Compensation Committee felt that it was imperative to retain these NEOs and ensure that they were incentivized to lead the Company through the COVID-19 pandemic while focusing on financial, operational and strategic objectives of the Company.”1 We question how retention concerns existed when Blucora’s executives had just received base salary raises in late 2019 and nearly every business in the economy was facing similar macro headwinds due to the pandemic. Notably, Blucora’s executives had those base salary raises “honored throughout 2020 notwithstanding the impact of the pandemic.”2

In May 2020, the Board also awarded Chief Executive Officer Chris Walters another equity grant equal to 20% of what he received upon being appointed to the role just three-and-a-half months earlier. According to Blucora, the Compensation Committee felt “providing Mr. Walters with an equity award of this size effectively balanced its desire to help retain the Company’s CEO while also maintaining compensation parity with the Company’s other employees.”3 This seems like a dubious explanation designed to conceal the Board’s poorly-formed decision to overcompensate a recently-appointed Chief Executive Officer, who was selected from within and posed no flight risk during a global pandemic. It should not be lost on stockholders that Mr. Walters was previously Chair of the Compensation Committee and was presumably well-versed in acceptable practices and norms.

1 Blucora’s 2020 proxy statement filed on March 11, 2021.

2 Blucora’s 2020 proxy statement filed on March 11, 2021.

3 Blucora’s 2020 proxy statement filed on March 11, 2021.

Although the Board is now referring to its cosmetic “reorganization” as the basis for these compensation moves, we fail to see how May 2020 was an appropriate time to increase the pay for current executives who just received salary bumps and, in the case of Mr. Walters, a sizable sign-on equity award. A seemingly superficial “reorganization” that shuffled around executives and their roles is not a justification for ill-timed awards. In our view, the Board’s compensation decisions reinforce how out of touch some of the directors are with the Company’s average employee and its greatest asset: the Avantax financial professional. We imagine Avantax financial professionals will take note of the fact that the Board was authorizing raises for management while the average advisor was making less money due to Blucora’s newly imposed fees.

Reality: The Board is Not Taking the Right Decisive Actions and is Clearly Committed to the Same Six-Year-Old Strategy

Despite repeatedly promoting a “refined strategy” throughout its March 31st presentation, it is clear to us that Blucora is making the same old bet on illusory synergies – or what it now calls “cross-over opportunities” or “cross-over benefits” – between Avantax and TaxAct. We contend that there is nothing materially new about the Company’s strategy other than trying to use new terminology. Modifying the TaxAct pricing structure or pulling back on Avantax acquisitions does not represent a fresh strategic direction or pivot, especially given the Company remains hamstrung by a large debt load.

We continue to fear that the Board and management are remaining doggedly committed to their business model and synergy-focused strategy because it justifies their lofty compensation and roles.

Reality: The Board’s Presentation is Heavy on Spin and Lacks Concrete Synergy Targets

We assumed Blucora’s March 31st presentation would need to include specific objectives or quantifiable key performance indicators. But despite ample time and resources, the presentation is short on the specifics.

If “cross-over opportunities” are so readily achievable, why are the paths to realizing them not laid out in a detailed fashion within the presentation? Why are the financial benefits associated with the “cross-over opportunities” not outlined? The Board and management are either unable or unwilling to provide stockholders with these important answers.

If leadership truly believed in the merits of Blucora’s plan and the promise of these purported “cross-over opportunities,” we have to imagine the independent directors would purchase stock on the open market and increase their aggregate holdings to at least 0.5% or 0.75%. Instead, the Board has bought a de minimis amount of stock on the open market and prefers to rely on equity grants to amass stock positions.

Reality: Blucora’s Price Modification to TaxAct was Introduced by the Prior Management Team – Not During the Board’s Late 2019 Strategy Session

The Board wants stockholders to believe that it identified Avantax’s price issues during its purported four-day strategy session in late 2019. This, however, simply is not true. Blucora’s prior management team had been planning in early 2019 to eventually reopen a free mode of TaxAct to boost users. In fact, former Chief Executive Officer John Clendening specifically mentioned the tactical shift on Blucora’s Q1 2019 earnings call held on May 8, 2019.

“ […] it's hard to grow units at the same time as raising prices. Now that we have built a healthier business with better lifetime value and attractive economics on monetized units, we believe we can now afford [to ] open back up to free.”

Reality: The Board’s Strategy has Resulted in Sustained Underperformance and Value Erosion

Since Blucora embarked on its current strategy in October 2015, the Company’s stock has appreciated only 7.43% while the Russell 2000 is up 72.10% and S&P Composite 1500 Financials is up 73.72%.4 Many of Blucora’s peers have also dramatically outperformed the Company across the same period.

The Company’s stock is actually down a 34.66% since it reaffirmed its commitment to a synergy-focused strategy in October 2017.5 Notably, three of the four directors we are seeking to remove – Steve Aldrich, Georganne Proctor and Mary Zappone – were on the Board at that time.

In addition, the Company’s stock is down 32.41% since the conclusion of the purported 2019 strategy session.6 Notably, all four directors we are seeking to remove were on the Board for the strategy session that began in September 2019 and concluded in November 2019.

It is also important to highlight that Mr. Walters has also presided over negative returns since becoming Chief Executive Officer on January 30, 2020. Although he attained his executive role as the pandemic began, most of Blucora’s peers – including Envestnet, Inc., Virtus Investment Partners, Inc and Waddell & Reed Financial Inc. – have seen their stocks bounce back to at least pre-pandemic levels by now. We suspect that most of the stock price appreciation that Blucora has seen in recent months is due to Ancora investing significant capital in the Company and then commencing a public campaign. Blucora’s stock reached a six-month high of nearly $18 in the weeks following Ancora’s first public letter issued on February 25th.

Reality: The Board Failed to Recruit New, Highly-Qualified Leadership

Blucora’s contention that Mr. Walters is a new leader is unconvincing at best. In addition to being Blucora’s longest-tenured Board member, the Company has described Mr. Walters as being a long-term leader in developing and implementing its strategy.7 We believe the Board’s decision to quickly appoint Mr. Walters – a fellow director with no prior public company experience and no relevant background – as Chief Executive Officer in January 2020 further underscores the need for boardroom changes at Blucora.

Ancora doubts the veracity of Blucora’s claim that it ran a credible, wide-ranging external search for a Chief Executive Officer before selecting Mr. Walters. In fact, Blucora’s January 16, 2020 press release that announced Mr. Clendening’s departure – just days following a major acquisition – notes that the Board had already identified a successor. One has to imagine the Board could have interviewed many excellent Chief Executive Officer candidates from outside the organization if it actually ran an exhaustive process and made a search firm aware it was prepared to offer someone the $8.1 million compensation package ultimately bestowed on Mr. Walters in 2020. An appointment such as this is a flashing red light that signals insular governance.

It should be equally concerning to stockholders that the Board signed off on the appointment of Marc Mehlman as Chief Financial Officer, especially when taking into account that he is not a Certified Public Account, not an experienced public company executive and not an individual with any expertise in wealth management or tax preparation software. Mr. Mehlman, much like Mr. Walters, appears to come from the media and data world based on his prior 15-year stint at Thomson Reuters. While we will not judge his performance at Blucora from afar, we need to question whether he was the best choice for Blucora based on the Board’s process.

4 Return metrics are calculated based on the closing trading prices on October 13, 2015 (the day before Blucora announced the HD Vest acquisition) and the closing trading prices on December 31, 2020.

5 Return metric is calculated based on the closing trading price on October 26, 2017 (the day of the stated commitment via a press release) and the closing trading price on December 31, 2020.

6 Return metric is calculated based on the closing trading price on November 29, 2019 (the last trading day of the month) and the closing trading price on December 31, 2020.

7 Blucora’s 2019 proxy statement filed on April 9, 2020.

Reality: The Board Failed to Carry Out the Right Director Refresh Program, Resulting in a Lack of Relevant Wealth Management Experience

Blucora’s presentation boasts of a “thoughtful refreshment process,” yet the truth is that none of its four recent additions have the relevant wealth management experience needed in the boardroom. The Board seems to not understand that Avantax financial professionals are primarily serving the mass market and middle market, which are basically comprised of individuals and families with $150,000 or less in assets. This is why it is so painful for Avantax financial professionals when the Board authorizes direct-to-fund and paper fees that further erode their thin margins. These types of fees also make it difficult to compete with the likes of Ameriprise Financial or LPL Financial for great talent.

To underscore just how incompatible the current Board is with the Avantax model, consider the following about the four directors we are seeking to remove:

X	Steven Aldrich – No stated wealth management experience.

X	John MacIlwaine – No practical wealth management experience. Although it is true Mr. MacIlwaine held the position of Chief Technology Officer for Morgan Stanley’s private client group approximately 20 years ago, it does not appear he had any involvement in the wealth management division’s strategy or substantive experience engaging with advisors and/or their clients.
X	Georganne Proctor – No practical wealth management experience. Although it is true Ms. Proctor held the position of Chief Financial Officer at TIAA-CREF approximately 11 years ago, it does not appear she had any involvement in the wealth management division’s strategy or substantive experience engaging with advisors and/or their clients.

X	Mary Zappone – No stated wealth management experience.

We contend that the other six members of the Board also either lack stated wealth management experience or possess the wrong type of wealth management experience. For instance, director Mark Ernst – who clearly has valuable tax industry knowledge – does not have a record of success in wealth management. During his tenure leading H&R Block, it was widely reported that H&R Block Financial Advisors failed to achieve requisite scale. The unit was promptly sold after Mr. Ernst’s departure, with former Chairman Richard C. Breeden publicly conceding it “simply did not have the size to be able to compete at the highest levels.”8

In light of the permanent impairment of value that could occur if Avantax continues to endure headcount losses, we believe it is critical that our director candidates are elected to the Board. Each member of our slate has direct experience either working with advisors or functioning as one. Blucora needs these types of perspectives from at least 40% of its ten-member Board.

Reality: The Board has Miscast Ancora and its Diverse Slate of Financial Services Experts in an Apparent Attempt to Mislead Stockholders

Blucora’s presentation goes out of its way to demean our 3.4% investment. It also crosses the lines of decency by spotlighting our nominees’ home neighborhoods on a map and misrepresenting their philanthropic interests. In addition, the presentation tries to character assassinate and smear Mr. DiSanto. The Company’s use of inflammatory phrases like “anger” and “backroom deal” on its slide about Mr. DiSanto represents a shameless attempt to miscast him in the eyes of proxy advisory firms and institutional funds. It is clear that Blucora wants to ignore his background as a successful financial advisor, deep experience on public boards of directors and stellar record as a philanthropist.

Without addressing the dozens of other distortions being peddled by Blucora, we do want to dispel some of the more absurd ones in a concise manner here:

8 H&R Block press release dated August 12, 2008.

BLUCORA DISTORTION	REALITY
X Mr. DiSanto’s election would raise antitrust concerns.	✓ Ancora offers different products, to different clientele, through different marketing channels than Blucora, and is not a competitor.
X Mr. DiSanto does not have sales or marketing experience.	✓ Mr. DiSanto has historically been Ancora’s top producer based on total client commitments and he led the firm’s ascension to more than $8 billion in assets under management from a fraction of that when he joined the organization in 2005 after its founding in 2003.
X Mr. DiSanto is over-boarded and committed to multiple executive and board-level responsibilities.

✓  With Ancora holding more stock than all ten of Blucora’s directors combined, Mr. DiSanto has significant capital at risk and will be actively engaged in the boardroom.

✓  Mr. DiSanto has already stepped down from his role as Chief Executive Officer of Regional Brands in anticipation of serving on Blucora’s Board and committed to taking other action to avoid being deemed over-boarded.

X Mr. DiSanto indicated that he thought Mr. Walters deserved more compensation.	✓ This is a completely misconstrued statement. Mr. DiSanto told Mr. Walters that Blucora’s executives should be well compensated when the Company actually delivers positive results.
X Ms. Flynn does not have tax or wealth management experience.	✓ Ms. Flynn has held c-level marketing roles at New York Community Bancorp, Inc. (NYSE: NYCB) and Citizens Financial Group, Inc. (NYSE: CFG). At each institution, she was responsible for developing and implementing strategies to market wealth management services, including tax planning and tax-efficient investment strategies. She has also led many international communications and marketing programs directly with advisors.
X Ms. Flynn’s role with Ancora Trust is a conflict.	✓ Ancora Trust is a separate, independent entity that Mr. DiSanto is not connected to or involved with. Ms. Flynn and Mr. DiSanto have zero interaction via Ancora Trust.
X Mr. MacKinlay does not have tax experience involving public companies.	✓ Mr. MacKinlay began his career at KPMG, where he was responsible for auditing and advising many publicly-traded companies.
X Mr. MacKinlay does not have wealth management experience.	✓ Mr. MacKinlay was actively involved in business development efforts that helped Cohen & Company’s wealth management joint venture partner, SEQUOIA Financial Group, grow from $500 in assets to $5 billion in assets.
X Ms. Spacek does not have wealth management experience.	✓ Ms. Spacek provided wealth management services to retail and private bank clients during her two-and-a-half years at ABN AMRO Bank. Moreover, she continues to deal with the wealth management channel on an ongoing basis due to her marketing and investor relations work at her existing asset management firm.
X Ms. Spacek does not have executive leadership experience.	✓ Ms. Spacek is a partner and long-time member of the leadership team at a global investment management firm, where she runs business development and oversees relationships with many institutional, high-net worth and individual clients. She holds a FINRA Series 7 license and a Master’s in Business Administration. Additionally, we suspect she presently interacts more with investors and advisors than any member of the current Board.
X Three of Ancora’s four nominees are “colleagues” from the Cleveland area.	✓ Ms. DiSanto, Ms. Flynn and Mr. MacKinlay are on the slate because they possess significant wealth management, tax advisory and financial services experience – not because they happen to be philanthropists in the Cleveland area.
X Ancora has pushed for an immediate sale of the TaxAct business.	✓ Ancora has consistently stated that a refreshed Board should establish a committee of independent directors to conduct a review of strategic alternatives for TaxAct. Running this type of credible process takes time and thoughtfulness. The Company’s statement is false.
X Now is not the time to sell TaxAct.	✓ As noted, Ancora has simply stated that a refreshed Board should establish a committee to run a strategic review process. But it is important to point out that Blucora has an approximately $120 million in Net Operating Loss benefits expiring at the end of 2021. The Board has not shared how it intends to make use of that benefit, if not through a transaction.
X A sale of TaxAct would present “capital deployment challenges.”	✓ Blucora could use potential proceeds from a sale of TaxAct to pay down debt, invest in Avantax and pursue future buybacks if the Company’s stock is undervalued. We fail to see how any entity with as much debt as Blucora could have “capital deployment challenges” if it obtained cash from an asset sale. A clear choice would be to pay down debt.
X Avantax financial professionals are broadly satisfied, and their level of satisfaction is increasing.	✓ Over the past four years, we believe Avantax has lost at least 700 financial professionals. More recently, high-profile firms such as Reason Financial Group ($200 million advisor), Schexnayder Wealth Advisors ($190 million advisor), West Texas WealthCare ($175 million advisor), and Oestriecher Financial Management Services ($100 million advisor) cut ties with Avantax. We do not view this level of attrition as reflecting satisfied financial professionals.

Reality: Ancora’s Diverse Slate of Financial Services Experts is Prepared to Enter the Boardroom in a Collegial, Professional Manner

If elected to the Board, our nominees will immediately put this contest behind them. Each of our director candidates will completely focused on building bridges and getting down to work alongside the remaining incumbents. They will help build a boardroom culture of collegiality, respect and thoughtful debate.

We truly believe their pedigrees and skillsets make them the right change agents at the right moment in time:

✓	Mr. DiSanto brings a deep understanding of the wealth management industry’s various client markets, important ownership perspectives and valuable corporate governance insight, including with respect to appropriate incentive compensation for executives.

✓	Ms. Flynn has two decades of experience holding c-level marketing and communications roles at publicly-traded financial services companies, whereat she helped wealth management and tax leaders develop and implement strategies for growing their brands and revenue streams.

✓	Mr. MacKinlay knows tax services and wealth management extremely well based on his two decades of experience at Cohen & Company, where he was National Managing Partner and drove hundreds of millions of dollars in client assets to SEQUOIA Financial Group. He also advised many public companies while at KPMG.

✓	Ms. Spacek has vast experience in the investment management, broker-dealer and broader financial services sectors from her time at Owl Creek Asset Management, Davidson Kempner Capital Management and ABN AMRO Bank. She understands business development, advisor and investor relations, and how to develop effective fee structures.

To learn more about our nominees and their views, we encourage you to review our recently-issued presentation that is available at www.ABetterBlucora.com.

Thank you for your engagement and support.

James Chadwick
Head of Alternatives & Portfolio Manager
Ancora Holdings, Inc.

***

About Ancora

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns four separate and distinct SEC Registered Investment Advisers and a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Alternatives LLC specializes in pooled investments (hedge funds/investment limited partnerships). Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans. Inverness Securities, LLC is a FINRA registered Broker Dealer.

Contacts

For Investors:

Ancora Alternatives

James Chadwick

(216) 593-5048

jchadwick@ancora.net

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: On April 5, 2021, Ancora issued the following Search Engine Marketing advertisement and the following digital advertisements:

Item 3: Also on April 5, 2021, the following materials were posted by Ancora to www.ABetterBlucora.com:

A BETTER BLUCORA
HOME | CASE FOR CHANGE | DIRECTOR CANDIDATES | RESOURCES | CONTACT | HOW TO VOTE

Director Candidates

After carefully assessing Blucora's needs, we assembled a highly-qualified slate with strong experience in capital allocation, corporate governance, internal and external communications, transactions and strategic planning.

If elected, our slate will explore all means to maximize stockholder value, including assessing cost containment efforts and exploring a potential sale of the TaxAct business. Our director candidates have the relevant industry experience and fresh viewpoints that are sorely needed to help Blucora realize a brighter future – not further its legacy of rash, poorly-conceived transactions.

Frederick D. DiSanto

Frederick D. DiSanto, an expert in the wealth management/RIA sector with strong experience serving on public company boards of directors. Mr. DiSanto has served as the Chairman and Chief Executive Officer of Ancora Holdings since January 2006 and December 2014, respectively. Mr. DiSanto also serves on the Board of Directors of Regional Brands Inc., a publicly-traded holding company focused on acquiring substantial ownership in regional companies with strong brand recognition, since November 2016. Mr. DiSanto previously served as the Chief Executive Officer of Regional Brands Inc. from November 2016 to March 2021. Prior to joining Ancora Holdings, Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bancorp, a diversified financial services company, and as the President and Chief Operating Officer of Maxus Investment Group, an investment management firm, which was later acquired by Fifth Third. Currently, Mr. DiSanto serves

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Group, an investment management firm, which was later acquired by Fifth Third. Currently, Mr. DiSanto serves on the Board of Directors of Alithya Group inc., a strategy and digital transformation company, since November 2018 and The Eastern Company, a manager of industrial businesses that designs, manufactures and sells engineered solutions, since April 2016. Previously, Mr. DiSanto served on the Board of Directors of Edgewater Technology, Inc. (n/k/a Alithya Group inc.), from February 2017 until it was acquired by Alithya Group inc. in November 2018.

Cindy Schulze Flynn

Cindy Schulze Flynn, a financial services industry executive with deep experience in the areas of corporate communications, marketing and employee engagement. She has been the Chief Marketing and Communications Officer of Union Home Mortgage, a privately held financial services firm, since May 2020, and has served as an Advisory Board member, since January 2020. Before that, Ms. Flynn served as the founder of Arrowhead Consulting, a strategic and tactical consulting firm, from January 2019 to December 2019. From 2009 to September 2018, Ms. Flynn served as the Executive Vice President, Chief Administrative & Marketing Officer of the New York Community Bancorp, Inc., a bank holding company. Prior to that, Ms. Flynn served as the Senior Vice President, Chief Marketing Officer at AmTrust Bank, a Cleveland based bank, the Executive Vice President, Brand Director at Citizen Financial Group, Inc., a retail bank holding company, the Senior Vice President, Chief Marketing Officer of Charter One Financial, Inc., a bank holding company, and held various senior positions at KeyCorp, a bank holding company.

Robert D. MacKinlay

Robert D. MacKinlay, a corporate finance leader and consultant with robust experience in the tax advisory industry. Mr. MacKinlay has served as the Executive Vice President and Chief Financial Officer of Gardiner Service Company, Inc., a leading HVAC & building services company, since November 2020. Prior to that, Mr.

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HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

Robert D. MacKinlay, a corporate finance leader and consultant with robust experience in the tax advisory industry. Mr. MacKinlay has served as the Executive Vice President and Chief Financial Officer of Gardiner Service Company, Inc., a leading HVAC & building services company, since November 2020. Prior to that, Mr. MacKinlay had an extensive career at Cohen & Company, an assurance, tax and advisory service to clients in the United States and throughout the world, where he most recently served as National Managing Partner, Private Companies, from September 2019 to September 2020; and President, Private Company Services, from September 2013 to August 2019.

Kimberly Smith Spacek

Kimberly Smith Spacek, a financial services industry executive with deep experience in the areas of client engagement, investor relations and institutional and retail marketing. Ms. Spacek is currently a Partner and the Director of Marketing and Investor Relations at Owl Creek Asset Management, L.P., a global investment advisory firm, where she has held such positions since 2008 and 2005, respectively. Prior to her role at Owl Creek, Ms. Spacek was a partner at Davidson Kempner Capital Management LP, a global multi-strategy institutional alternative asset management firm, and previously served as an Assistant Vice President at ABN AMRO Bank N.V., a Netherlands-based bank offering products and services to retail, private and corporate clients.

A NOTE FROM OUR DIRECTOR CANDIDATES ON BLUCORA'S VALUABLE EMPLOYEES:

Despite believing that significant leadership changes are needed, we want to stress that we recognize the value created by Blucora's employees. This is why our slate is already evaluating improved compensation structures that will incentivize and reward them. Our nominees want to help create increased opportunity for Blucora's employees by basing compensation (including equity) on performance, ensuring that key contributors are

A BETTER BLUCORA
HOME CASE FOR CHANGE DIRECTOR CANDIDATES RESOURCES CONTACT HOW TO VOTE

A NOTE FROM OUR DIRECTOR CANDIDATES ON BLUCORA'S VALUABLE EMPLOYEES:

Despite believing that significant leadership changes are needed, we want to stress that we recognize the value created by Blucora's employees. This is why our slate is already evaluating improved compensation structures that will incentivize and reward them. Our nominees want to help create increased opportunity for Blucora's employees by basing compensation (including equity) on performance, ensuring that key contributors are appropriately rewarded and aligning them with stockholders. Make no mistake: we view Blucora's employees as the backbone of the organization, and plan to compensate them accordingly.

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Item 4: Also on April 5, 2021, Ancora issued a supplemental presentation and posted it to www.ABetterBlucora.com, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.